Exhibit 8

                        [Shearman & Sterling Letterhead]


                                                                  July 26, 2000




Ford Motor Company
One American Road
Dearborn, MI 48126


Ladies and Gentlemen:

     In connection with the issuance by Ford Motor Company, a Delaware corporation, of $1,500,000,000 principal amount of its 7.45% Global Landmark Securities due July 16, 2031, we hereby consent to the use of our name and confirm to you our tax advice as set forth under the heading "Certain United States Federal Tax Considerations" in the Prospectus Supplement dated July 26, 2000 relating to registration statement no. 333-86035, to which registration statement this consent is an exhibit.


                                                       Very truly yours,

                                                       /s/Shearman & Sterling




LLJ/PB/TSH